Exhibit 10.2

AMENDMENT NO. 1

TO

CONVERTIBLE LOAN NOTE AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) is made on 12 February 2026

BETWEEN

(1) [*] (the “Lender”), residing at [address];

(2) NEW RETAIL INTERNATIONAL PTE. LTD. (COMPANY REGISTRATION NO.201839754D), a company incorporated in Singapore and having its registered office at 35 Tampines Street 92, Singapore 528880 (the “Borrower”); and

(3) WEBUY GLOBAL LTD, a company incorporated in the Cayman Islands, whose Class A Ordinary Shares (as defined below) are listed and traded on the Nasdaq Capital Market under the symbol “WBUY” (the “Listco”).

(each a “Party” and collectively, the “Parties”).

RECITALS

(A) The Parties entered into a Convertible Loan Note Agreement dated [*] (the “Original Agreement”) pursuant to which the Lender extended a convertible loan in the principal amount of S$[*] (US$[*]) (the “Convertible Loan”) to the Borrower.

(B) The Listco is a holding company and the sole shareholder of the Borrower. The Listco was incorporated for the purpose of, inter alia, effecting the listing and trading of its Class A Ordinary Shares (as defined below) on the Exchange (as defined below).

(C) Under the Original Agreement, the Convertible Loan was to be compulsorily converted into Conversion Shares upon the Borrower successfully procuring a listing on NASDAQ with a market capitalisation of US$250,000,000 to US$300,000,000 within eighteen (18) months of the Closing Date, at a fixed valuation of US$120,000,000. The Original Agreement further contemplated under Clause 1.1 that listing might be effected through “wholly-owned holding companies of Borrower to be set up for the IPO.”

(D) The Maturity Date (as defined in the Original Agreement) has passed. The Listco has since completed an initial public offering and its Class A Ordinary Shares have been listed and traded on the Nasdaq Capital Market (the “Exchange”) since approximately October 19, 2023.

(E) Notwithstanding the listing, the Convertible Loan has not been converted into Conversion Shares and remains outstanding. As of the date of this Amendment, the Outstanding Amount (as defined below) has not been repaid fully.

(F) The Parties now wish to: (i) amend the Original Agreement to permit conversion of the Convertible Loan notwithstanding that the Maturity Date has passed; (ii) replace the fixed valuation-based conversion mechanism with a market-price-based conversion mechanism referencing the traded price of the Listco’s Class A Ordinary Shares on the Exchange; and (iii) join the Listco as a party to this Amendment so that the Listco assumes direct obligations to allot and issue Conversion Shares to the Lender upon conversion.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Capitalised terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Original Agreement.

1.2	References to the “Agreement” in the Original Agreement shall, from the date of this Amendment, be construed as references to the Original Agreement as amended by this Amendment.

1.3	The following new definitions are hereby added to Clause 1.1 of the Original Agreement:

“Amendment Effective Date” means the date of this Amendment;

“Conversion Notice” means a written notice from the Lender to the Borrower and the Listco electing to convert the Outstanding Amount (or any part thereof) into Conversion Shares in accordance with Clause 3 (as amended);

“Conversion Price” means the official closing price of the Company’s Class A Ordinary Shares on the Exchange on the Trading Day immediately preceding the date of the Conversion Notice, as reported by Bloomberg (or, if unavailable, such other reputable financial data provider as the Parties may agree);

“Conversion Shares” means Class A Ordinary Shares of the Listco to be issued to the Lender, credited as fully paid, upon conversion of the Convertible Loan in accordance with Clause 3 (as amended). For the avoidance of doubt, this definition supersedes the definition of “Conversion Shares” in the Original Agreement, which referenced ordinary shares in the Borrower;

“Exchange” means the Nasdaq Capital Market on which the Listco’s Class A Ordinary Shares are listed and traded;

“Extended Conversion Deadline” means the date following twelve (12) months after the Amendment Effective Date, or such later date as the Parties may agree in writing;

“Class A Ordinary Shares” means the Class A ordinary shares, par value of US$0.0000462 each, of WEBUY GLOBAL LTD that are listed and traded on the Exchange;

“Outstanding Amount” means, as of the date of the Conversion Notice, the aggregate of the principal amount of the Convertible Loan then outstanding; and

“Trading Day” means a day on which the Exchange is open for trading and on which Class A Ordinary Shares are traded.

2.	EXTENSION OF CONVERSION RIGHT

2.1	Notwithstanding anything to the contrary in the Original Agreement (including the definitions of “Final Conversion Date” and “Maturity Date” and the provisions of Clauses 3 and 4 thereof), the Parties hereby agree that the Lender’s right to convert the Convertible Loan into Conversion Shares shall not be extinguished, lapsed, or otherwise terminated by reason only of the Maturity Date having passed.

2.2	The Lender may exercise the right of conversion at any time from the Amendment Effective Date up to and including the Extended Conversion Deadline by delivering a Conversion Notice to the Borrower.

2.3	The definition of “Final Conversion Date” in Clause 1.1 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Final Conversion Date” means the Extended Conversion Deadline.”

2.4	If the Lender has not delivered a Conversion Notice on or before the Extended Conversion Deadline, the Borrower shall have the right, exercisable by written notice to the Lender within fifteen (15) Business Days after the Extended Conversion Deadline (a “Company Conversion Notice”), to elect to convert all of the Outstanding Amount into Conversion Shares on the same terms as if the Lender had delivered a Conversion Notice on the date of the Company Conversion Notice.

3.	AMENDED CONVERSION MECHANISM

3.1	Clause 3.2(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Upon delivery of a valid Conversion Notice, the Outstanding Amount shall convert into Conversion Shares at the Conversion Price.

The Conversion Price per Conversion Share shall be the official closing price of the Company’s Class A Ordinary Shares on the Exchange on the Trading Day immediately preceding the date of the Conversion Notice, as reported by Bloomberg (or, if unavailable, such other reputable financial data provider as the Parties may agree).

The number of Conversion Shares to be issued shall be:

Number of Conversion Shares = Outstanding Amount ÷ Conversion Price

Any fractional share shall be rounded down to the nearest whole share.

3.2	The following new Clause 3.2A is hereby inserted immediately after Clause 3.2 of the Original Agreement:

“3.2A Conversion Mechanics

(a)	The Conversion Notice shall be in writing and shall specify:

(i)	the amount of the Outstanding Amount to be converted; and

(ii)	the Lender’s securities account or depository details to which the Conversion Shares are to be credited.

(b)	Within five (5) Business Days of receipt of a valid Conversion Notice (the “Conversion Date”), the Listco shall:

(i)	allot and issue the Conversion Shares, credited as fully paid, to the Lender;

(ii)	procure that the Conversion Shares are admitted to trading on the Exchange; and

(iii)	deliver to the Lender a written confirmation of the number of Conversion Shares issued and the Conversion Price applied.

(c) The Conversion Shares shall rank pari passu in all respects with the existing Class A Ordinary Shares from the Conversion Date, including as to dividends and other distributions declared, made, or paid by reference to a record date falling on or after the Conversion Date.

(d) The Lender may deliver more than one Conversion Notice, provided that each Conversion Notice meets the minimum conversion amount and the aggregate of all conversions does not exceed the Outstanding Amount. For the avoidance of doubt, the Lender is not required to convert the entire Outstanding Amount in a single Conversion Notice.

(e) If, between the Amendment Effective Date and the Conversion Date, there occurs any subdivision, consolidation, reclassification, bonus issue, or similar event affecting the Class A Ordinary Shares, the Conversion Price shall be adjusted on a basis that is fair and reasonable to both Parties so as to preserve the economic entitlement of the Lender.”

3.3	The following new Clause 3.2B is hereby inserted immediately after Clause 3.2A:

“3.2B Lock-Up

Unless otherwise agreed in writing by the Borrower, the Lender shall not sell, transfer, or otherwise dispose of more than twenty-five percent (25%) of the Conversion Shares received pursuant to any single Conversion Notice in any thirty (30) calendar day period following the relevant Conversion Date. This restriction shall cease to apply one hundred and eighty (180) calendar days after the relevant Conversion Date.”

4.	CONSEQUENTIAL AMENDMENTS

4.1	All references to the “fixed valuation of US$120,000,000” in the Original Agreement are hereby deleted and shall have no further force or effect.

4.2	All references to “USD$250,000,000 – USD$300,000,000 Market Capitalization” as a condition for conversion in the Original Agreement are hereby deleted. The Parties acknowledge that such listing condition has been satisfied.

4.3	Clause 3.1 of the Original Agreement is hereby amended by adding the following sentence at the end: “The Conversion Shares shall consist of Class A Ordinary Shares of the Listco admitted to trading on the Exchange.”

4.4	Clause 4.2 of the Original Agreement is hereby amended by deleting “On the Maturity Date, in the absence of a public listing” and replacing it with “If the Convertible Loan has not been converted in full by the Extended Conversion Deadline”.

4.5	The Lender hereby irrevocably waives all interest that has accrued or would otherwise accrue on the Convertible Loan under the Original Agreement, whether accrued before, on, or after the Amendment Effective Date. For the avoidance of doubt, no interest shall be payable by the Borrower in respect of any period.

4.5A.	The Parties acknowledge and agree that, as of the Amendment Effective Date, the Outstanding Amount is S$[*] (US$[*]).

4.6 All references in the Original Agreement to the allotment and issue of “Conversion Shares” or “Ordinary Shares” to the Lender upon conversion shall, from the date of this Amendment, be read and construed as references to the allotment and issue of ordinary shares in the capital of the Listco.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Each Party represents and warrants to the other that, as of the date of this Amendment:

(a)	it has the power and authority to enter into and perform this Amendment;

(b) all necessary actions (including all corporate authorisations and, in the case of the Borrower, any required board and shareholder approvals) have been taken to authorise the execution, delivery and performance of this Amendment; and

(c) this Amendment constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

5.2	The Borrower further represents and warrants that:

(a) the Class A Ordinary Shares are duly listed and traded on the Exchange and such listing has not been suspended or revoked;

(b) it has (or will, prior to any Conversion Date, procure) sufficient authorised but unissued share capital to allot and issue the maximum number of Conversion Shares that could be issued upon conversion of the entire Outstanding Amount; and

(c) no event has occurred which could reasonably be expected to result in the suspension or delisting of the Class A Ordinary Shares from the Exchange.

6.	GENERAL PROVISIONS

6.1	Continued Effect. Save as expressly amended by this Amendment, the Original Agreement shall continue in full force and effect. In the event of any conflict or inconsistency between the provisions of this Amendment and the Original Agreement, the provisions of this Amendment shall prevail.

6.2	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of Singapore. The Parties irrevocably submit to the non-exclusive jurisdiction of the courts of Singapore.

6.3	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

6.4	Entire Agreement. This Amendment, together with the Original Agreement (as amended hereby), constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, warranties, commitments, offers, and agreements in respect thereof.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

LENDER

By:	/s/ [Lender]	Date: 12 February 2026
Name:	[Lender]

NRIC No.: [*]

BORROWER AND LISTCO

By:	/s/ Xue Bin	Date: 12 February 2026
Name:	Xue Bin

For and on behalf of Borrower and Listco

NRIC No.: [*]